U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 8, 2016 (July 1, 2016)

American Capital Mortgage Investment Corp.
(Exact name of registrant as specified in its charter)

MARYLAND	001-35260	45-0907772
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2 Bethesda Metro Center, 12th Floor Bethesda, MD 20814
(Address of principal executive offices, zip code)

Registrant’s telephone number, including area code: (301) 968-9220

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act

[ ] Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01. Entry into a Material Definitive Agreement
Management Agreement
On July 1, 2016, American Capital Mortgage Investment Corp. (the “Company”) and its external manager, American Capital MTGE Management, LLC (the “Manager”), along with one of the Company’s subsidiaries, American Capital Mortgage Investment TRS, LLC (“TRS”), entered into an Amended and Restated Management Agreement, effective as of July 1, 2016 (the “Amended Agreement”). The Amended Agreement amends and restates the original Management Agreement, dated as of August 9, 2011, by and between the Company and the Manager (the “Management Agreement”), as subsequently amended by the Amendment and Joinder Agreement, dated as of September 30, 2011, by and among TRS and the Manager, and acknowledged and agreed to by the Company (collectively with the Management Agreement, the “Original Agreement”).
Except as described below, the Amended Agreement contains the same material terms as the Original Agreement. Under the Amended Agreement, the Manager continues to be responsible for administering the Company’s business activities and day-to-day operations, determining investment criteria under the supervision of the Company’s Board of Directors (the “Board”), sourcing, analyzing and executing investments, asset sales and financings, performing asset management duties, and providing the Company with officers, members of the Company’s investment team and support personnel. Under the Amended Agreement, the Manager is required to devote sufficient time and resources to the Company as reasonably necessary to perform its services under the Amended Agreement.
The base management fee, payable to the Manager monthly in arrears, remains unchanged from the Original Agreement, and is equal to one twelfth of 1.50% of our month-end stockholders’ equity, adjusted to exclude the effect of any unrealized gains or losses included in retained earnings, each as computed in accordance with GAAP. As under the Original Agreement, no incentive compensation is payable to the Manager under the Amended Agreement.
The Original Agreement provided the Company or the Manager with an option to terminate the Original Agreement without cause only upon the expiration of the then current one-year term following 180 days prior written notice of non-renewal and payment of a termination fee. The Amended Agreement allows the Company to terminate the Amended Agreement without cause at any time upon 90 days prior written notice and payment of a termination fee whereas the Manager’s right to terminate the Amended Agreement without cause remains unchanged from the Original Agreement. The termination fee that would be payable on such a termination remains unchanged and is equal to three times the average annual management fee earned by our Manager during the prior 24 month period immediately preceding the most recently completed month prior to the effective date of the termination. Following any termination by the Company or the Manager, the Manager is obligated to cooperate with the Company in executing an orderly transition of the management of the Company’s assets to a new manager.
The Amended Agreement was approved by the Board on June 30, 2016. The foregoing summary of the Amended Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Amended Agreement, a copy of which is attached as Exhibit 10.1 hereto and incorporated by reference herein.
Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
Departure of Certain Officers
On July 1, 2016, John R. Erickson resigned as Executive Vice President and Chief Financial Officer, effective immediately.

Appointment of Certain Officers
On July 1, 2016, Peter J. Federico, who previously served as the Company’s Senior Vice President and Chief Risk Officer, was appointed to serve as the Company’s Executive Vice President and Chief Financial Officer, effective immediately.

Item 9.01. Financial Statements and Exhibits
(d) Exhibits

10.1
Amended and Restated Management Agreement, dated July 1, 2016, by and among American Capital Mortgage Investment Corp., American Capital MTGE Management, LLC and American Capital Mortgage Investment TRS, LLC.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN CAPITAL MORTGAGE INVESTMENT CORP.
Dated: July 8, 2016	By:	/s/ Kenneth L. Pollack
Kenneth L. Pollack Senior Vice President, Chief Compliance Officer and Secretary